News Release

Contact:     Mike McCoy
(404) 588.7230

For Immediate Release
November 15, 2011

SunTrust President & CEO Bill Rogers to Assume Chairman of the Board Duties January 1
Will Succeed Executive Chairman James M. Wells III, Who Will Retire December 31, 2011

ATLANTA -- The Board of Directors of SunTrust Banks, Inc. (NYSE: STI) announced today that William H. Rogers, Jr. -- the Company's President and Chief Executive Officer since June 2011 -- will assume the additional role and title of Chairman of the Board on January 1, 2012.  Mr. Rogers' assumption of this additional role coincides with the previously announced decision of Executive Chairman James M. Wells III to retire effective December 31, 2011, following a 43-year-career with the Company.
Mr. Rogers, 53, will assume overall executive management responsibility for SunTrust's strategy, business operations and financial performance, and oversee the business of, and matters coming before, the Board of Directors.
"Today's announcement concludes a long-planned succession process that began with our smooth transition of CEO responsibilities to Bill Rogers in June 2011," noted Mr. Wells.  “Bill is a seasoned and highly effective leader, with a deep understanding of our Company and the industry.  I can attest that he lives the values and mission of SunTrust in every interaction.”
Mr. Wells, 65, who served as SunTrust's Chairman and Chief Executive Officer for three years prior to assuming the Executive Chairman position in June of this year, said he also will retire from the SunTrust Board of Directors on December 31, 2011.
“The past several years in banking, and in the industry and economy overall, have presented some of the most challenging financial operating conditions in our nation's history,” said Mr. Rogers.  “Despite those realities, our Company has not only persevered, but grown - and honored our commitment to our clients, shareholders, communities and teammates.  Those achievements are tangible demonstrations of Jim Wells' leadership skills and personal character, and have contributed immeasurably to the strengthened financial performance we see today."

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SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of September 30, 2011, SunTrust had total assets of $172.6 billion and total deposits of $126.3 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust's Internet address is suntrust.com.